Exhibit 10.100

The Directors Whakatane Mill Limited c/-Bell Gully Level 22, Vero Centre 48 Shortland Street Auckland	173 Captain Springs Rd Onehunga Private Bag 92-106 Auckland New Zealand Telephone 64 9 242 6000 Facslmtte 64 9 262 6099 www.chh.com
May 4, 2010
Asset Purchase Agreement to be entered Into in relation to the Whakatane Mill — provision of IT Transition Service
1.	Carter Holt Harvey Limited (Carter Holt Harvey) and Whakatane Mill Limited (WML) are proposing to enter into an asset purchase agreement pursuant to which Carter Holt Harvey will sell to WML the Whakatane Mill owned and operated by Carter Holt Harvey (the Asset Purchase Agreement).

2.	In connection with the Asset Purchase Agreement, the parties are also proposing to enter into a transition services agreement (the TSA) pursuant to which Carter Holt Harvey has agreed, amongst other things, to provide the Transition Services to WML during the Term.

3.	Capitalised terms used in this letter shall, unless the context requires otherwise, have the meanings assigned to them in the TSA.

4.	As referred to in clauses 5.3(1) and 5.3(2) of the TSA:
a)	the provision of Transition Services by Carter Holt Harvey to WML may require WML to have access to software licensed by, or equipment leased by, Carter Holt Harvey (or any of its related companies) from a third party; and

b)	in such circumstances, it is proposed that Carter Holt Harvey will grant to WML a sub-licence or sub-lease, as applicable, to access such software or equipment in order to facilitate the provision of Transition Services by Carter Holt Harvey to WML.
5.	In some instances, the consent of the counterparty to a relevant license or lease may be required in order for CHH (or its relevant related company) to grant an appropriate sub-licence or sub-lease (as applicable) to WML. Pursuant to clause 5.3(3) of the TSA, although Carter Holt Harvey will use reasonable endeavours to obtain such consent, it will not be obligated to provide the relevant Transition Services for which the sub-licence or sub-lease is required unless and until that consent is obtained.

6.	Subject to paragraphs 8 and 9 below, notwithstanding clause 5.3(3) of the TSA, Carter Holt Harvey confirms that:
a)	to the extent that the consent of the counterparty to any licence or lease is required in order to grant an appropriate sub-licence or sub-lease (as applicable) to WML as contemplated by clause 5.3(2) of the TSA; and

b)	such consent has not been obtained before Closing,

Carter Holt Harvey will provide the relevant Transition Services to WML for which the sub-licence or sub-lease is required on and from Closing for the term of this letter.
7.	In the event that any counterparty to a licence or lease objects on reasonable grounds to Carter Holt Harvey granting a sub-licence or sub-lease without its consent, or threatens legal proceedings against Carter Holt Harvey or to terminate any existing contractual arrangements as a result of any such grant of sub-licence or sub-lease, then Carter Holt Harvey may decide to exercise any or all of its rights under the TSA and cease to provide the relevant Transition Services unless and until that consent is obtained.

8.	The rights and obligations of the parties under this letter will terminate upon the earlier to occur of:
a)	termination of the IT Transition Services under the TSA; or

b)	any Change of Control of Carter Holt Harvey or WML (as described in clause 14.5(2) of the TSA).
9.	This letter:
a)	is intended to be legally binding;

b)	may not be assigned by either party without the prior written consent of the other party; and

c)	is governed by, and is to be construed in accordance with, the laws of New Zealand and the parties submit to the non-exclusive jurisdiction of the courts of New Zealand in relation to any matters arising out of or in connection with this letter.
10.	This letter may be signed in as many counterparts (by facsimile or otherwise) as may be necessary, each of which when so signed will be deemed to be an original, and such counterparts together will constitute one and the same instrument.
Signed for and on behalf
of Carter Holt Harvey Limited by:

/s/ Robert Bailey
Authorised Signatory

Robert Bailey
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Please acknowledge and confirm your acceptance with the above by signing below.
Signed for and on behalf of
Whakatane Mill Limited by:

/s/ Robert Bailey
Authorised Signatory

Robert Bailey
Print name